UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2013

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On January 1, 2013, Grandparents.com, Inc. (the “Company”) issued five-year warrants to purchase an aggregate of 2,000,000 shares of its common stock. Upon issuance, the warrants were immediately vested and exercisable with respect to 500,000 shares of common stock. The warrants shall vest and become exercisable with respect to the remaining 1,500,000 shares of common stock in equal monthly installments commencing on January 31, 2014 and ending on December 31, 2016. The warrants have an exercise price of $0.30 per share and may be exercised on a cashless basis. The exercise price and number of shares for which the warrants are exercisable are subject to adjustments for certain customary events. The warrants were issued in exchange for services to be performed for the Company by the recipient.

On January 8, 2013, the Company issued a five-year warrant to purchase 3,000,000 shares of its common stock. The warrant was fully vested and exercisable upon issuance. The warrant has an exercise price of $0.60 per share and may be exercised on a cashless basis. The exercise price and number of shares for which the warrant is exercisable are subject to adjustments for certain customary events. The warrant was issued in exchange for services performed for the Company by the recipient.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2013, Jeremy Office resigned from his position as a member of the Board of Directors of the Company, effective immediately. Mr. Office’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Office will continue to serve the Board as an advisory member. In addition, Maclendon Wealth Management, an independent registered investment advisor firm of which Mr. Office serves as Principal, will continue to contribute content to the Company’s website as the official wealth management advisor of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2013	GRANDPARENTS.COM, INC.

	By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer, Chief Financial Officer and Treasurer